Exhibit 99.1

Griffon Corporation
712 Fifth Avenue
New York, New York 10019

January 10, 2012

Mr. Ronald J. Kramer
829 Park Avenue
New York, NY 10021

Dear Mr. Kramer:

Reference is hereby made to that certain letter dated February 11, 2011 (the “2011 Letter”) pursuant to which you were granted 500,000 restricted shares (the “Award”) by Griffon Corporation (the “Company”) under the Griffon Corporation 2011 Equity Incentive Plan (the “Plan”) with a grant date of February 11, 2011 (the “Grant Date”). This letter hereby amends, restates and supersedes the 2011 Letter in its entirety.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. Unless otherwise stated herein, capitalized terms used herein have the meanings set forth in the Plan.

Except as otherwise provided in this letter, subject to your continued service with the Company or its Subsidiaries, the restrictions on your Award shall lapse with respect to all shares subject to the Award on the first anniversary of the first trading day after the Grant Date on which the closing price of the Company’s Common Stock for such trading day and for each of the twenty-nine immediately preceding trading days has equaled or exceeded $16.00 (the “Closing Price Target”). If the Closing Price Target is not met prior to January 10, 2016, then all shares subject to your Award will be forfeited with no compensation due therefor. You acknowledge and agree to this vesting schedule, notwithstanding any entitlement you may have under Section 5(c)(iii) of the Employment Agreement with the Company, dated March 16, 2008 (the “Employment Agreement”) to pro-rata vesting over a three year period of any equity grant awarded to you. Notwithstanding the foregoing, (i) upon the termination of your employment (a) by the Company other than for “Cause” (as such term is defined in the Employment Agreement); (b) by you for “Good Reason” (as such term is defined in the Employment Agreement); or (c) as a result of your death or “Disability” (as such term is defined in the Employment Agreement) or (ii) upon the occurrence of a “Change in Control” (as such term is defined in the Employment Agreement), then, in any such case, the restrictions on your Award shall immediately lapse.

Any dividends paid with respect to the shares of Common Stock underlying your Award shall be subject to the same restrictions as your Award and will be delivered to you if and when the restrictions on your Award lapse.

Unless otherwise determined by the Committee or as set forth above, upon your termination of service with the Company or its Subsidiaries for any reason prior to the lapse of the restrictions on your Award, your Award shall be immediately forfeited on such date with no further compensation due to you.

The restricted shares granted to you will be issued, subject to the terms and provisions of the Plan and this letter, into your name in book entry registration form. Book entry is a system whereby your ownership is duly recorded and no physical stock certificate is delivered. At all times you will be the registered owner of the restricted shares, subject to the applicable vesting conditions being satisfied.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock. You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld. As promptly thereafter as possible, the Company will issue to you the shares released from restrictions and release any related dividend amounts payable to you in connection with such restriction lapse.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right, express or implied, to continue in the service of the Company or its Subsidiaries or interfere in any way with the absolute right of the Company or its Subsidiaries to terminate your service at any time.

Please sign and return a copy of this amended and restated agreement to the Company’s Senior Vice President designating your acceptance of this amendment to and restatement of your Award. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan

Name: Seth L. Kaplan
Title: Senior Vice President

ACKNOWLEDGED AND ACCEPTED

/s/ Ronald J. Kramer

Ronald J. Kramer

Dated: January 10, 2012

Enclosure             (Copy of Plan)